SUB-ITEM 77Q3

AIM CONSTELLATION FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.


FOR PERIOD ENDING:   10/31/2009
FILE NUMBER:         811-1424
SERIES NO.:          2

74U.   1   Number of shares outstanding (000's Omitted)
           Class A                143,879

       2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B                 10,664
           Class C                  6,035
           Class R                    488
           Class Y                    695
           Institutional Class      2,185

74V.   1   Net asset value per share (to nearest cent)
           Class A               $  18.66

       2   Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B               $  16.85
           Class C               $  16.85
           Class R               $  18.40
           Class Y               $  18.71
           Institutional Class   $  20.70